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                                                                    EXHIBIT 99.2



         Report of Independent Accountants on Management's Assertion on
        Compliance with the Minimum Servicing Standards Set Forth in the
             Uniform Single Attestation Program for Mortgage Bankers




The Board of Directors
Aames Financial Corporation


We have examined management's assertion that Aames Financial Corporation (the Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) during the year ended June 30, 1999, included in the accompanying report titled Report of Management on Compliance with the Minimum Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertions about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the year ended June 30, 1999, is fairly stated, in all material respects.



                                        /s/ Ernst & Young LLP



Los Angeles, California
August 26, 1999


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     REPORT OF MANAGEMENT ON COMPLIANCE WITH THE MINIMUM SERVICING STANDARDS
    SET FORTH IN THE Uniform Single Attestation Program for Mortgage Bankers



We, as members of management of Aames Financial Corporation (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of June 30, 1999 and for the year then ended. Based on this evaluation, we assert that during the year ended June 30, 1999, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for the same period, the Company had in effect a fidelity bond in the amount of $5,000,000 and an errors and omissions policy in the amount of $20,000,000.



                                        /s/ Mani A. Sadeghi
                                        ---------------------------------
                                        Mani A. Sadeghi
                                        Chief Executive Officer



                                        /s/ David A. Sklar
                                        ---------------------------------
                                        David A. Sklar
                                        Chief Financial Officer



                                        /s/ Dan Relf
                                        ---------------------------------
                                        Executive Vice President


August 26, 1999